 EXHIBIT 99.1

 DARLING INTERNATIONAL INC. TO
ACQUIRE TERRA RENEWAL SERVICES, INC.

August 6, 2013 - IRVING, Texas - Darling International Inc. (NYSE: DAR) today announced that it has entered into a definitive agreement to acquire the industrial residuals and used cooking oil collection operations of Terra Renewal Services, Inc. Terra Renewal is a leading provider of essential environmental services focused on the collection, hauling, reprocessing, and recycling of waste cooking oil and disposal of non-hazardous, liquid and semi-solid waste streams from the food processing industry with operations in over 24 states. The acquisition is expected to close by the end of August 2013.
Darling International Chairman and Chief Executive Officer Randall Stuewe said, “We are pleased to add Terra Renewal Services, Inc. and its employees to our Company. The grease collection business is highly complementary to our existing footprint while the industrial residuals business is a new line of business. We are truly excited about the opportunity the industrial residuals business brings us. Not only will we be able to provide additional services to our rendering raw material suppliers, but we have secured a supply chain that will be essential in building out our new waste stream extraction business.”
Darling International Inc. is the largest and only publicly traded provider of rendering and bakery residuals recycling solutions to the nation's food industry. The Company recycles beef, poultry and pork by-product streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. These products are primarily sold to agricultural, pet food, leather, oleo-chemical and biodiesel manufacturers around the world. In addition, the Company provides grease trap collection services and sells used cooking oil collection equipment to restaurants. For additional information, visit the Company's website at http://www.darlingii.com.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling International and industry factors affecting it. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Darling International's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including disturbances in world financial, credit, commodities, stock markets and climatic conditions; unanticipated changes in national and international regulations affecting the Company's products; a decline in consumer confidence and discretionary spending; the general performance of the U.S. and global economies; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs, and poultry, thus affecting available rendering feedstock; risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling International and Valero Energy Corporation, including possible unanticipated operating disruptions; risks relating to possible third party claims on intellectual property infringement; economic disruptions resulting from European debt crisis; and continued or escalated conflict in the Middle East, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other

News Release August 6, 2013 Page 2

risks and uncertainties regarding Darling International, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling International is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact: Melissa A. Gaither, Director Investor Relations	251 O'Connor Ridge Blvd., Suite 300 Irving, TX 75038 Phone: (972) 717-0300